Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Secure Computing 2002 Stock Incentive Plan, Cyberguard Stock Incentive Plan, and Cyberguard Third Amended and Restated Employee Stock Option Plan of our reports dated March 7, 2005, with respect to the consolidated financial statements and schedule of Secure Computing Corporation included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, Secure Computing Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Secure Computing, filed with the Securities and Exchange Commission.

Minneapolis, Minnesota	/s/ Ernst & Young LLP

January 18, 2006